UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________
FORM 8-K
_____________________________
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2016

Commission File Number	Exact Name of Registrant as Specified in its Charter, State of Incorporation, Address of Principal Executive Offices and Telephone Number	IRS Employer Identification No.
1-11607	DTE Energy Company (a Michigan corporation) One Energy Plaza Detroit, Michigan 48226-1279 313-235-4000	38-3217752

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Annual Incentive Plan

On December 6, 2016, the Organization and Compensation Committee (the O&C Committee) of the Board of Directors of DTE Energy Company (DTE Energy or the Company) approved 2017 performance measures, weightings and metrics under the Company’s Annual Incentive Plan (AIP). Gerard M. Anderson, Peter B. Oleksiak, Steven E. Kurmas, David E. Meador and Gerardo Norcia are the Company’s “named executive officers” disclosed in the Company’s 2016 proxy statement (NEOs). For 2017, the O&C Committee intends to award the annual incentives for the Company’s NEOs under the DTE Energy Company Executive Performance Plan (EPP), which was approved by our shareholders in 2015 rather than the AIP. However, the O&C Committee will consider each NEO’s individual performance goals set under the AIP when determining the amount of that executive’s award under the EPP. It is the intention of the O&C Committee that the annual compensation awarded to each NEO under the EPP for any year will not exceed the amount that would have been awarded to the executive if their annual incentive had been awarded under the AIP.

The following table summarizes the annual measures for 2017 under the AIP for the NEOs in determining their total annual incentive award:

Measures	Weight

DTE Energy Operating Earnings Per Share	25%
DTE Energy Adjusted Cash Flow	25%
Customer Satisfaction Index	8%
Customer Satisfaction Improvement Program Index	6%
Michigan Public Service Commission (MPSC) Customer Complaints	4%
DTE Energy Employee Engagement-Gallup	8%
DTE Energy Safety Performance and Effectiveness Index	8%
Utility Operating Excellence Index	16%

Based on market comparisons, each officer position is assigned a target award expressed as a percentage of base salary. For 2017, targets for these officers range from 75% to 120%, including Mr. Anderson, the Company’s Chairman and Chief Executive Officer. Award amounts paid to each AIP participant are determined as follows: (1) the executive’s most recent year-end base salary is multiplied by an AIP target percentage to arrive at the target award; (2) the overall performance payout percentage, which can range from 0% to 175%, is determined based on final results compared to threshold, target and maximum levels for each objective; (3) the target award is then multiplied by the performance payout percentage to arrive at the calculated award; and (4) the calculated award is then adjusted by an individual performance modifier (assessment of an individual executive’s achievements for the year), which can range from 0% to 150%, to arrive at the final award amount.

Long-Term Incentive Plan

On December 6, 2016, the O&C Committee approved 2019 performance measures, weightings and metrics for executive officers, including the NEOs, under the DTE Energy Company Long Term Incentive Plan (LTIP). The LTIP, which was approved by our shareholders, rewards long-term growth and profitability by providing a vehicle through which officers, other key employees and outside directors may receive stock-based compensation. Stock-based compensation directly links individual performance with shareholder interests. Based on market comparisons, each officer position is assigned a target award expressed as a percentage of base salary. The target award may be modified by the O&C Committee and is then delivered in the form of restricted stock, stock options and performance shares. For long term incentive awards granted in 2017, which pay out or vest in 2019, targets for these officers range from 225% to 460%, including the Chairman and Chief Executive Officer.

In 2017 and beyond, the O&C Committee intends to treat the vesting restricted stock (and related dividends) portion of the long term incentives paid out to Company’s NEOs in a given year as awards paid under the EPP for that year instead of the LTIP.

Performance shares: Performance shares entitle the executive to receive a specified number of shares, or a cash payment equal to the fair market value of the shares, or a combination thereof, depending on the level of achievement of performance measures. The performance measurement period for the 2019 award is January 1, 2017 through December 31, 2019. Payments earned under the 2019 award can range from 0% to 200% of target, based upon achievement of performance measures. The two measures and weightings for the NEOs are: (1) total shareholder return vs. total shareholder return of peer group companies (80%), and (2) ratio of funds from operations to debt (20%).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2016

DTE ENERGY COMPANY (Registrant)

/s/ Larry E. Steward Larry E. Steward Senior Vice President